Nuclear Energy Program
Consulting and Strategic Advisory
Agreement

by and between

EMIRATES NUCLEAR ENERGY CORPORATION

and

THORIUM POWER, LTD.

August 1, 2008

TABLE OF CONTENTS

1 CONSULTING AND STRATEGIC ADVISORY SERVICES		6
1.1	Thorium Power Services	6
1.2	Thorium Power Resources	6
1.3	ENEC Resources and Support	7
1.4	Compensation	7
1.5	Quarterly Reviews	7
2 STAFF MANAGEMENT		8
2.1	Objective	8
2.2	Recruiting of personnel	8
2.3	Transfer of Personnel	8
2.4	Non-Solicitation	9
3 TERM AND TERMINATION		9
3.1	Term	9
3.2	Termination for Default	9
3.3	Termination for Convenience	10
4 CONFIDENTIALITY		10
4.1	Definition of Confidential Information	10
4.2	Obligation of Confidentiality and Non-Use	10
4.3	Obligation to Inform	11
4.4	Exceptions to Confidential Information	11
4.5	Requests for Disclosure	11
4.6	Return or Destruction of Confidential Information	11
4.7	No waiver	12

5 INTELLECTUAL PROPERTY		12
5.1	Ownership of Intellectual Property	12
5.2	Further Assurances	12
6 LIMITED WARRANTY AND DISCLAIMER		13
7 DISCLAIMERS AND LIMITATIONS OF LIABILITY		13
7.1	Disclaimer of Consequential Damages	13
7.2	Liability Cap	13
7.3	Applicability	13
7.4	Acknowledgement	13
8 INDEMNIFICATION		14
9 INDEPENDENT CONTRACTOR STATUS		14
10 COMPLIANCE WITH LAWS		15
11 NOTICES		15
12 CHOICE OF LAW AND DISPUTE RESOLUTION		17
12.1	Governing Law.	17
12.2	Mediation of Disputes.	17
12.3	Resolution of Disputes.	17
12.4	Decision.	18
12.5	Discovery.	18
12.6	Submission to Jurisdiction.	18
12.7	Fees; Expenses.	18
12.8	Amendment to LCIA Rules	18
12.9	Agents for Service of Process	19

13 NATURE OF AGREEMENT		19
14 FORCE MAJEURE		19
15 INSURANCE		20
16 LICENSES AND TAXES		20
17 QUALITY ASSURANCE PROCEDURES		20
17.1	Subcontractor Quality Assurance Procedures	21
17.2	Non-conformances	21
17.3	Adequacy of Methods and Equipment	21
18 LABOR AND IMMIGRATION LAWS		21
19 TRAINING OF EMPLOYEES		21
20 SAFETY CULTURE		22
21 CODE OF ETHICS		22
22 SAFEGUARDS INFORMATION		23
23 NUCLEAR LIABILITY PROTECTION		23
24 MISCELLANEOUS		23
24.1	Assignment	23
24.2	No Third Party Beneficiaries	24
24.3	Survival	24
24.4	Headings	24
24.5	Amendments or Modifications	24
24.6	Reproduction of Documents	24
24.7	Severability	24
24.8	Contract Construction	25
24.9	Entire Agreement	25
24.10	Counterparts	25

ATTACHMENT A - STATEMENT OF WORK	27
ATTACHMENT B - THORIUM POWER RESOURCES	28
ATTACHMENT C – ENEC SUPPORT	29
ATTACHMENT D – COMPENSATION	30

CONSULTING AND STRATEGIC ADVISORY AGREEMENT

WITH

Emirates Nuclear Energy Corporation

THIS CONSULTING AND STRATEGIC ADVISORY AGREEMENT, including ATTACHMENTS A through D, that are incorporated by reference, (this “Agreement”) is made as of August 1, 2008 (the “Effective Date”), by and between Thorium Power, Ltd., a Nevada corporation, having its principal offices at 8300 Greensboro Drive, Suite 800, McLean, VA 22102, USA (“Thorium Power”), and Emirates Nuclear Energy Corporation, an [entity] of the Emirate of Abu Dhabi (“ENEC”). The parties are individually referred to as the “Party” and collectively as the “Parties.”

RECITALS

A.	ENEC is in the process of being formed to manage activities related to planning and implementation of nuclear energy in the UAE;

B.
Thorium Power has been providing consulting and strategic advisory services to the Executive Affairs Authority of Abu Dhabi for the evaluation and development of a nuclear energy program in the United Arab Emirates (“UAE”) under two previous agreements (listed in Recitals C and D below), entered into with the Executive Affairs Authority of Abu Dhabi (“EAA”);

C.
ENEC wishes to implement the -“Roadmap” that was provided by Thorium Power under the Professional Services Agreement of 30 November 2007 with the EAA and prepare for the continued evaluation of and, if such evaluation is successful, the procurement and construction of nuclear power plants in the UAE;

D.
On 17 March 2008, EAA and Thorium Power entered into Amendment Number 1 to the Professional Services Agreement of 30 November 2007, to provide for early start of implementation of certain high-priority activities that were identified in the Roadmap (“Quick-Start Amendment”);

E.
Thorium Power maintains access to specialized expertise for providing consulting and strategic advisory services to ENEC for the purpose of evaluating and, if relevant, developing a nuclear energy program in the UAE; and

F.
ENEC desires to obtain Thorium Power’s services as an advisor in the design, implementation and management of the country’s nuclear energy program, and to support certain project management and execution activities related to developing the program as described in the Roadmap, where ENEC forms a key part of the UAE Nuclear Energy Program Implementation Organization (“NEPIO”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, Thorium Power and ENEC agree as follows:

1	Consulting and Strategic Advisory Services

1.1	Thorium Power Services

Thorium Power shall provide the following services to ENEC:

•	Act as strategic advisor to ENEC and other UAE Government entities designated by ENEC on civilian nuclear energy matters, based on priorities set by ENEC from time to time.

•
Support the creation of ENEC and its ongoing project management & project execution activities in relation to the evaluation and, if relevant development of the nuclear energy program of the UAE, where ENEC has the responsibility to oversee the implementation of the nuclear energy program of the UAE as a key part of NEPIO. The services will generally be guided by the Roadmap with subsequent modifications of implementation objectives as agreed from time to time between the Parties.

A detailed description of the services (‘Services”) is provided in ATTACHMENT A - STATEMENT OF WORK, which may be modified from time to time by agreement between the Parties as described below.

Thorium Power shall determine, in its best judgment and in consultation with ENEC, the method and manner of providing its Services towards meeting the program objectives of ENEC and plans outlined in the Roadmap.

1.2	Thorium Power Resources

In order to provide the Services, Thorium Power shall provide the resources as described in ATTACHMENT B- THORIUM POWER RESOURCES, which may be amended from time to time by agreement between the Parties as described in Section 1.5 (Quarterly Reviews).

In the case ENEC wishes to increase the amount of Services and corresponding resources provided by Thorium Power, the Parties will agree on the time plan for such changes, and Thorium Power will use its best efforts to provide the resources according to the plan.

In the case ENEC wishes to reduce the amount of Services and corresponding resources provided by Thorium, ENEC shall give Thorium Power four (4) weeks notice to this effect, and shall pay Thorium Power at the prevailing rate for Services and corresponding expenses during such notice period. In the case such reduction of resources during any consecutive three (3) month period exceeds fifty percent (50%) of the prevailing total resource billings for Thorium Power Resources at the beginning of the period, ENEC shall compensate Thorium Power for the group of resources corresponding to such reduction in the same manner as described in Section 3.3 (Termination for Convenience); provided however, that no such “Termination for Convenience” compensation will be required in the case that Thorium Power’s resources providing Services [do not exceed five (5) full-time equivalents.]

1.3	ENEC Resources and Support

ENEC will use its reasonable endeavours to provide the resources, facilitate the provision of resources from other UAE Government entities, perform the tasks and provide the support to Thorium Power as described in ATTACHMENT C– ENEC SUPPORT, which may be amended from time to time by agreement between the Parties as described in Section 1.5 (Quarterly Reviews). Provided that breach of this obligation shall only entitle Thorium Power to relief from its obligations to perform the Services to the extent such obligations cannot be performed as a result of such breach and it shall not be entitled to any other remedies or compensation.

1.4	Compensation

Thorium Power shall receive compensation and invoice ENEC in accordance with ATTACHMENT D– COMPENSATION.

1.5	Quarterly Reviews

Thorium Power will plan and facilitate quarterly reviews of the activities of the Parties under this Agreement, where the Parties will:

•	Meet at a location agreed by the Parties (in Abu Dhabi unless agreed otherwise by the Parties).

•
Review the performance of ENEC departments, Thorium Power, other key vendors and other entities as relevant to the activities of the Parties under this Agreement , in relation to the program schedule, budget and other program objectives & policies; and Thorium Power shall prepare a written report in advance of the review on these topics.

•	Modify, as appropriate and as agreed between the Parties, the program schedule, budget or other objectives, and correspondingly agree on updates to the Services.

•	Review the staffing needs for the activities of the Parties under this Agreement (including Thorium Power’s resources) and agree on staffing changes as described in Article 2 (Staff Management).

•	Review proposals for new or modified 3rd party service providers and equipment vendors.

•
Update, as appropriate and as agreed between the Parties, the information included in Attachments A through D, as well as the names of individuals excluded from transfer to ENEC under the provisions of Clause 2.3 of this Agreement.

2	Staff Management

2.1	Objective

The overall objective of this Agreement is the development of an exemplary nuclear energy program in the UAE according to the plans outlined in the Roadmap. Thorium Power and ENEC will cooperate to balance the need for speed of implementing the nuclear energy program in the UAE, the need for experienced experts at all stages of the program, the need to develop a cadre of domestic experts over time, and the need to manage resource costs.

2.2	Recruiting of personnel

Thorium Power will support ENEC in direct hiring of nuclear related personnel by ENEC.

2.3	Transfer of Personnel

As part of managing the staffing of the nuclear program, Thorium Power shall, if and to the extent directed by ENEC, over time, provide for a structured transfer of certain Thorium Power staff from its payroll into a direct contractual relationship with ENEC. The Parties shall discuss and agree on the need for such transfers during the regular program reviews described in Section 1.5 (Quarterly Reviews).

If, from time to time, ENEC directs that there is to be the transfer of any staff in accordance with this Section 2.3, the provisions for the transfer of such staff from Thorium Power’s payroll to ENEC’s payroll shall be as follows:

•	Thorium Power shall cooperate in the transfer of eligible staff.

•
Employment or consulting agreements between Thorium Power and transferring personnel shall be modified to the extent agreed between ENEC and the relevant personnel immediately prior to transfer and Thorium Power shall waive applicable portions of non-compete provisions to facilitate the provisions of this Agreement.

•	No Thorium Power employees shall be eligible for transfer within twelve (12) months of the Effective Date. For the avoidance of doubt this does not apply to consultants to or agents of Thorium Power.

•
Any employees of Thorium Power or its subsidiaries as set out in the side letter dated July 7, 2008 and signed by the President of Thorium Power shall only be eligible for transfer with the approval of Thorium Power.

•	ENEC shall provide three (3) months notice (“Transfer Notice Period”) to Thorium Power of the intention to hire Thorium Power staff directly.

•	Following the transfer notice, ENEC shall continue to pay Thorium Power for the resource during the Transfer Notice Period at the prevailing rate at the time of notice.

•
Upon the effective transfer from Thorium Power’s payroll, ENEC shall pay Thorium Power a transfer fee of thirty three percent (33%) of the individual’s new first twelve (12) months cash compensation (including salary and bonus target), plus reasonable costs as agreed to by the Parties to cover Thorium Power’s recruiting, training, administrative and overhead expenses.

•
No more than twenty five percent (25%) of Thorium Power’s employees as committed to ENEC under this Agreement during any 12 month period can be transferred over the subsequent twelve (12) month period. For the avoidance of doubt, this paragraph does not apply to consultants to or agents of Thorium Power.

•	In order to maintain stability in the project, ENEC shall not discuss offers of employment, directly or indirectly, with Thorium Power employees without prior consultation with Thorium Power.

2.4	Non-Solicitation

Except as provided in this Article 2 (Staff Management), during the period commencing on the date hereof and ending one (1) year after the termination of Thorium Power’s engagement under this Agreement or any extension thereof (the “Restricted Period”), ENEC and its affiliates shall not directly or indirectly induce, solicit, persuade or entice or attempt to induce, solicit, persuade or entice any of the employees, of Thorium Power that were directly engaged in the provision of the Services to ENEC to leave the employment of Thorium Power. For the avoidance of doubt, this provision does not apply in relation to any consultants to or agents of Thorium Power.

3	Term and Termination

3.1	Term

The term of this Agreement shall be five (5) years after the Effective Date unless earlier terminated as described below. Provided, however, that absent a termination notice from either Party, this Agreement shall be extended for one (1) year on the fourth (4th) anniversary of the Effective Date and every anniversary date thereafter such that the term of the Agreement will always have at least one (1) full year to run.

3.2	Termination for Default

Subject to Section 1.2, this Agreement may be terminated (i) by either Party for the other Party’s default in materially complying with the provisions of this Agreement, and (ii) by ENEC for Thorium Power’s default in materially complying with the provisions of the Nuclear Regulatory Consulting and Strategic Advisory Agreement between Thorium Power and the Federal Authority for Nuclear Regulation (“FANR”) of even date hereto, by giving written notice of the default to the other Party and by allowing the other Party thirty (30) calendar days to cure any such default, if curable. If the default has not been cured within the period allowed for curing the default, this Agreement may be terminated with thirty (30) calendar days written notice. Upon termination of this Agreement for cause by either Party, ENEC shall only be required to pay Thorium Power for Services performed and expenses incurred before the effective date of such termination.

3.3	Termination for Convenience

Subject to Article 14, this Agreement may be terminated by ENEC for its convenience by giving ninety (90) calendar days’ prior written notice to Thorium Power. During that period Thorium Power shall work with ENEC to make an orderly exit. Notwithstanding any limitation on consequential damages in Section 7.1 (Disclaimer of Consequential Damages), upon such termination, ENEC shall compensate Thorium Power for (i) all Services performed and expenses before the effective date of such termination and (ii) an additional wind-down fee which shall be the sum of the compensation for a period of four (4) weeks for all Thorium Power full time equivalent resources working under this Agreement on the date of termination, as compensation for Thorium Power’s expenses in connection with the termination of infrastructure contracts and other contracts benefiting the Services which may not be immediately cancellable. Such compensation shall be an exclusive remedy and shall be in full and final settlement of all claims arising from such termination and shall exclude all other liability of whatever nature arising in connection with the termination.

4	Confidentiality

4.1	Definition of Confidential Information

The term “Confidential Information” shall mean this Agreement and all trade secrets, data, know-how, data or other information and materials, business strategies, plans and procedures, business information, proprietary information, of a Party, the UAE, any Emirate of the UAE or any sub-division or governmental entity (including any regulator even where independent) of any of the foregoing, as well as any other information and materials that are deemed confidential or proprietary to or by a Party and are appropriately identified and designated as such by that Party. All information and documents of any nature provided to Thorium Power (whether before or after the Effective Date) by or on behalf of the EAA, ENEC, FANR, any other governmental entity, agency, regulator or corporation of the UAE or Abu Dhabi or any person owned or controlled by any of the foregoing~~]~~ (including all information, documents and advice provided to any of those entities by any legal adviser to any of those entities which is also received by Thorium Power) is hereby designated as Confidential Information by ENEC.

4.2	Obligation of Confidentiality and Non-Use

Thorium Power acknowledges and agrees that it owes a duty to ENEC maintain in strict confidence all Confidential Information (as defined above) it has received or learned, or, which it has developed for ENEC, during the term of this Agreement. Thorium Power shall take all steps reasonably necessary to prevent the unauthorized disclosure or dissemination of such Confidential Information for any reason and to any person or entity, except with the prior written consent of ENEC. In addition, Thorium Power shall not use or copy any such Confidential Information, or authorize or permit others to use any such Confidential Information, for any purposes other than in connection with performance of the Services. Notwithstanding the foregoing, Thorium Power may disclose such Confidential Information to those of its officers, employees, and consultants of Thorium Power (each, a “Representative,” and collectively, “Representatives”) who have a need to know such information in connection with performance of the Services under this Agreement; provided that each Representative, prior to such disclosure, is informed by Thorium Power of the confidential nature of such information and of the confidentiality obligations imposed on Thorium Power under this Agreement. Thorium Power shall be responsible for any and all breaches of the provisions of this Article 4 (Confidentiality) by its Representatives. As used herein, “steps reasonably necessary” means the steps that a Party takes to protect its own, similarly confidential or proprietary information, which steps shall not be less than a reasonable standard of care.

4.3	Obligation to Inform

Upon learning of any actual or threatened unauthorized disclosure or use of Confidential Information, Thorium Power shall provide ENEC with notice thereof and cooperate with ENEC in efforts to prevent or remediate such disclosure.

4.4	Exceptions to Confidential Information

Notwithstanding the foregoing paragraph, “Confidential Information” shall not include any information that: (i) at the time of disclosure is in the public domain, or after disclosure becomes, through no fault of the receiving Party, part of the public domain as evidenced by generally available documents or publications; (ii) was or is supplied to the receiving Party by a third party as a matter of right and which is not subject to any restriction as to confidential treatment on the part of said third party; (iii) was available to the receiving Party on a non-confidential basis prior to its disclosure to the receiving Party by the disclosing Party; or (iv) was or is independently developed by the receiving Party or its Representatives without use of Confidential Information.

4.5	Requests for Disclosure

Thorium Power shall immediately notify ENEC of any request by any third person, court, governmental or administrative body that Confidential Information be disclosed. The Parties shall cooperate in all efforts to protect the Confidential Information from disclosure and lessen the effects of such disclosure, consistent with applicable laws.

4.6	Return or Destruction of Confidential Information

Upon the termination or expiration of this Agreement, or at any other time upon the written request of ENEC, Thorium Power shall promptly return to ENEC (or if ENEC so requests destroy) all Confidential Information (or, where the request is limited to specific information, such of it as may be specified in the request) in Thorium Power's or its staff's possession or control, together with all copies, summaries and analyses thereof, regardless of the format in which such information exists or is stored and shall procure the return or destruction of such information from any person to whom it has disclosed that confidential information. Within five (5) business days following the expiration or earlier termination of this Agreement, or any written request as set forth above, Thorium Power shall provide the other with a written certification of its compliance with the provisions of this Section 4.6 (Return or Destruction of Confidential Information).

4.7	No waiver

Thorium Power acknowledges that information and documents provided to it by any entity which contains advice from legal advisers to the EAA, ENEC, FANR, any other governmental entity, agency, regulator or corporation of the UAE or Abu Dhabi or any person owned or controlled by any of the foregoing is subject to legal professional privilege and the benefit of that privileged advice belongs to the relevant entity and no disclosure to Thorium Power or by Thorium Power shall be considered to be a waiver by the EAA, ENEC, FANR, any other governmental entity, agency, regulator or corporation of the UAE or Abu Dhabi or any person owned or controlled by any of the foregoing of such legal professional privilege or any other right of privilege which it may have or be able to assert in respect of that information.

5	Intellectual Property

5.1	Ownership of Intellectual Property

All inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes, methodologies and know-how, whether or not patentable or registerable under copyright or similar laws, which the Parties may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of the Services under this Agreement (collectively, the “Inventions”) as well as any and all intellectual property rights inherent in the Inventions and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, “Intellectual Property Rights”), shall become the sole property of ENEC.

5.2	Further Assurances

Upon the request and at the expense of the other Party, any and all instruments and documents shall be executed and delivered and any other acts shall be taken as may be necessary or desirable to ensure that the Inventions and the Intellectual Property Rights are the sole property of ENEC or to enable ENEC to secure its rights in the Inventions and the Intellectual Property Rights in any and all jurisdictions.

6	Limited Warranty and Disclaimer

THORIUM POWER WARRANTS TO ENEC THAT (A) THE SERVICES WILL BE PERFORMED BY SUITABLY QUALIFIED AND EXPERIENCED PERSONNEL AS SPECIFIED IN THIS AGREEMENT TO RECOGNIZED NUCLEAR INDUSTRY STANDARDS AND WITH ALL REASONABLE SKILL AND CARE; (B) IN CONDUCTING THE SERVICES AND CREATING THE DELIVERABLES THORIUM POWER WILL NOT INFRINGE THE COPYRIGHT OR OTHER INTELLECTUAL PROPERTY RIGHTS OR MISAPPROPRIATE OR MISUSE THE CONFIDENTIAL INFORMATION OF ANY THIRD PARTY. THORIUM POWER WARRANTS TO USE ITS BEST EFFORTS TO ENSURE THAT ANY RESULTS, DELIVERABLES OR TECHNICAL DATA PROVIDED WILL BE ERROR FREE, CONFORM TO ANY RELIABILITY OR PERFORMANCE STANDARDS AND WILL MEET ENEC’S NEEDS AND OBJECTIVES. THESE WARRANTIES ARE THE ONLY WARRANTIES GIVEN BY THORIUM POWER. THORIUM POWER HEREBY EXPRESSLY EXCLUDES AND DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, REGARDING THE SERVICES OR THE DELIVERABLES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTY OR GUARANTY OF ABSENCE OF HIDDEN DEFECTS, ANY OTHER WARRANTY OF NON-INFRINGEMENT, AND ANY WARRANTY THAT MAY ARISE BY REASON OF USAGE OF TRADE, CUSTOM OR COURSE OF DEALING.

The compensation for any rework shall be as stated in ATTACHMENT D– COMPENSATION.

7	Disclaimers and Limitations of Liability

7.1	Disclaimer of Consequential Damages

Neither Party shall be liable to the other Party hereto for any consequential, incidental, indirect, special, punitive or exemplary damages suffered or incurred by such other Party in connection with a breach or alleged breach of this Agreement, even if such other Party has been advised of the possibility of such damages. Consequential damages shall include, without limitation, opportunity costs, loss of use of facilities or other assets, claims of subcontractors, lost profits, lost savings, lost business or lost goodwill.

7.2	Liability Cap

In no event shall either Party’s aggregate cumulative liability to the other Party arising out of or relating to this Agreement, the Services of the Deliverable exceed 2.5 times the cumulative Professional Fees payable to and Expenses incurred by Thorium Power for the Services, as specified in ATTACHMENT D– COMPENSATION.

7.3	Applicability

The provisions of this Article 7 (Disclaimers and Limitations of Liability) shall apply to the full extent permitted by law whether such a claim is based on tort (regardless of the degree of fault or negligence), warranty, breach of contract, strict liability or otherwise, and shall survive the cancellation, expiration or termination of this Agreement, as well as the fulfilment of the obligations of the parties hereunder and shall apply notwithstanding any other provisions of this Agreement.

7.4	Acknowledgement

The Parties, having been advised by legal counsel on all matters relating to this Agreement, acknowledge and agree that they are sophisticated parties in all matters relating to this Agreement and that the foregoing disclaimer and limitation of liability represent bargained-for allocations of risk, and that the economics, terms and conditions of this Agreement reflect such allocations.

8	Indemnification

ENEC agrees to indemnify, defend, and hold harmless Thorium Power and its officers, directors, employees and agents (hereinafter collectively “Indemnitees”) against and from any and all claims, demands, suits, costs and damages of every kind and description including reasonable attorneys' fees and/or litigation expenses in any jurisdiction, brought or made against any of the Indemnitees by third parties resulting from Thorium Power’s proper performance of this Agreement or Thorium Power entering into this Agreement, ENEC or UAE’s future nuclear energy program provided that this indemnity:

(a)
shall not apply to any claims, demands, suits, costs or damages which arise directly or indirectly out of the gross negligence of any Indemnitee, the wilful default of any Indemnitee or the breach of this Agreement by Thorium Power;

(b)	shall not apply to any claims, demands, suits, costs or damages which arise directly or indirectly out of any Nuclear Damage caused by a nuclear reactor outside of the UAE;

(c)
shall not apply to any claims, demands, suits, costs or damages to the extent that Thorium Power is insured to cover the costs to it of such claims, demands, suits, costs or damages, even in circumstances when the relevant insurance policy is taken out by ENEC or a third party without the knowledge of Thorium Power; and

(d)	notwithstanding Section 24.3, shall cease to apply upon any termination of this Agreement arising as a result of a breach of this Agreement by Thorium Power.

9	Independent Contractor Status

This Agreement does not create a joint venture, partnership or any other type of legal entity among the Parties and in no event shall the Parties represent to other persons that a joint venture, partnership, or other type of business entity has been formed. In making and performing this Agreement, the Parties hereto are acting and shall act as independent contractors. Neither Party is, nor shall be deemed to be, an agent, legal representative, joint venturer or partner of the other Party for any purpose. Neither Party has the authority under this Agreement to represent itself as having authority to obligate the other Party to act or refrain from acting and accordingly undetakes not to represent that it has such authority.

10	Compliance with Laws

Thorium Power shall comply, and shall be responsible for ensuring that their Representatives (as defined in Section 4.1 (Definition of Confidential Information) comply, with all applicable laws including the laws of Abu Dhabi and the UAE pursuant to this Agreement. Without limiting the generality of the foregoing, Thorium Power shall not take any action, and it will ensure that its Representatives take no action, that would violate any anti-bribery and related prohibitions implemented under the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the Organization of American States Inter-American Convention Against Corruption, Council of Europe Criminal Law Convention on Corruption, the United Nations Convention Against Corruption, the African Union Convention on Preventing and Combating Corruption, the United States Foreign Corrupt Practices Act of 1977, as amended, or any other similar United States or foreign law, statute, rule or regulation, or any other similar laws of any country that would create any liability for Thorium Power or ENEC under any such law. The Parties further understand that materials and information resulting from the performance of this Agreement may be subject to United States and UAE export control laws and regulations and that Thorium Power is responsible for its compliance with such laws in its activities.

11	Notices

Any notices required or permitted to be sent hereunder shall be delivered personally or mailed, certified mail, return receipt requested, or delivered by courier service to the following addresses, or such other address as any Party hereto designates by written notice to the other Party. Provided, however, a transmission per telefax or email shall be sufficient and shall be deemed to be properly served when the telefax or email is received if the signed original notice is received by the recipient within seven (7) calendar days thereafter.

IF TO THORIUM POWER:

Thorium Power, Ltd.
8300 Greensboro Drive, Suite 800
McLean, VA 22102 USA
United States of America
Attention: Erik Hällström
Chief Operating Officer
Thorium Power, Ltd.
Tel: +1.703.918.4923
Fax +1.703.935.1490
Email: ehallstrom@thoriumpower.com

IF TO ENEC:

[Address]
Attention: [name, title]

Telephone:
Fax:
E-Mail:

12	Choice of Law and Dispute Resolution

12.1 Governing Law.

This Agreement shall be governed by, and construed in accordance with the laws of England and Wales.

12.2 Mediation of Disputes.

With respect to any disputes and controversies of any kind or nature arising under or in connection with this Agreement, the Parties agree to submit such dispute or controversy to mediation for a sixty (60) calendar day period (such period commencing on the date the mediator is appointed), and agree to make good faith efforts to resolve such dispute or controversy in meditation. If the dispute or controversy is not resolved in the above-described sixty (60) calendar day period, neither Party shall be obligated to continue in mediation. Such mediation shall be held with an experienced mediator, who shall be selected by agreement of the Parties. In the event the Parties are unable to agree upon the mediator, within thirty (30) calendar days of a written request by either Party to do so, then at the request of either Party, the London Court of International Arbitration shall appoint the mediator. In the event that the Parties are unable to resolve any dispute or controversy in mediation, then upon the expiration of the sixty (60) calendar day period, from the date of agreement or appointment of the mediator (as appropriate) either Party may submit any such dispute or controversy to arbitration in accordance with the provisions of this Article 12 (Choice of Law and Dispute Resolution).

12.3 Resolution of Disputes.

Any dispute arising out of or in connection with this Agreement including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the London Court of International Arbitration (LCIA) Rules, which are deemed to be incorporated by reference into this Article 12 (Choice of Law and Dispute Resolution). The number of arbitrators shall be three (3).The claimant shall nominate one arbitrator. The respondent shall nominate one arbitrator. The third arbitrator who shall be the chairman of the tribunal shall be selected by the LCIA Court. The seat, or legal place, of arbitration shall be London, United Kingdom. The language to be used in the arbitral proceedings shall be English. The arbitrators shall not alter, amend or modify the terms and conditions of this Agreement but shall consider the pertinent facts and circumstances and be guided by the terms and conditions of this Agreement and applicable law which shall be binding upon them in resolving any dispute or controversy hereunder. In no event may the arbitrators award punitive or consequential damages. If a solution is not found in the terms of this Agreement, the arbitrators shall be guided by the substantive law of England and Wales, excluding all conflicts of law rules. The decision by the arbitrators shall be final and binding upon the Parties, their successors, and assigns and the Parties shall comply with such decision in good faith. Each Party hereby submits itself to the jurisdiction of the courts of the place where the arbitration is held, but only for the entry of judgment with respect to the decision of the arbitrator hereunder. Notwithstanding the foregoing, judgment upon the award may be entered in any court where the arbitration takes place, or any court of competent jurisdiction.

12.4 Decision.

The arbitrators’ award shall include a reasoned basis for the award. The arbitrators will not have power to award damages in connection with any dispute in excess of actual compensatory damages and will not multiply actual damages or award consequential or punitive damages or award any other damages that are excluded under the provisions of Article 7 (Disclaimers and Limitations of Liability).

12.5 Discovery.

In addition to discovery that may be permitted under the LCIA Rules of Arbitration, the Parties shall be permitted limited discovery of facts, documents, testimony and other evidence. Once the parties have provided notice to one another of the claims, matters and issues in dispute, the parties may take discovery in the following manner:

(1) The Parties may request discovery as provided in the International Bar Association Rules for the Taking of Evidence in International Arbitration. Discovery requests may be made after the three-arbitrator panel has been appointed.

(2) The arbitration panel shall resolve any disputes relating to discovery.

12.6 Submission to Jurisdiction.

For purposes of (i) compelling arbitration under this Agreement or (ii) entering judgment on any arbitration award under this Agreement or for any other proceeding relating to the arbitration, each of the Parties hereby: (A) irrevocably submits to the non-exclusive jurisdiction of the English Courts and (B) irrevocably waives, to the fullest extent permitted by applicable law, any objection it may now or hereafter have to such jurisdiction.

12.7 Fees; Expenses.

The Parties shall equally advance the fees and expenses of the LCIA and the arbitrators. The arbitrators in their award shall apportion such fees and expense between the Parties in such amounts as the arbitrators determine is appropriate.

12.8 Amendment to LCIA Rules

The LCIA Rules shall be amended as follows:

(1) the Request for Arbitration under Article 1 of the Rules shall also contain the Statement of Case provided for by Article 15.2 of the Rules; the Request shall be accompanied by the documents required by Article 15.6 of the Rules;

(2) the tribunal shall conduct proceedings on the basis of documents and other materials only, unless the Tribunal, in its absolute discretion, decides that it is necessary to hold an oral hearing, and Article 19(1) of the Rules shall be amended accordingly;

(3) if at any point in the proceedings any party fails for any reason to avail itself of the opportunity to present its case in accordance with the Rules (as amended by this clause) or as directed by the tribunal, the tribunal shall proceed with the arbitration and make an award.

12.9 Agents for Service of Process

Without prejudice to any other method of service allowed by law, Thorium Power appoints Pillsbury Winthrop Shaw Pittman LLP, Tower 42, Level 23, 25 Old Broad Street London, EC2N 1HQ, United Kingdom and ENEC appoints [ ] as their respective agents for service or process in any proceedings before the English Courts. If any person appointed as process agents is unable for any reason to act, the party which appointed the process agent, must immediately appoint another agent and failing such appointment within fourteen (14) days of the event taking place, the other party may appoint the agent. Failure by a process agent to notify a party of any process will not invalidate the relevant proceedings.

13	Nature of Agreement

Cognizant of the fact that this Agreement is subject to civil and commercial law with respect to its obligations hereunder, and the execution, delivery and performance of this Agreement constitute private and commercial acts rather than public or governmental acts. The Parties hereby explicitly accept the jurisdiction of the LCIA to resolve any dispute.

14	Force Majeure

Neither Party shall be liable to the other for delays or failures in performing its obligations under this Agreement due directly or indirectly to any act (“Force Majeure”), comprising (i) acts of God; (ii) acts, including failures to act or delays in acting, of any governmental authority (de jure or de facto), (iii) accidents or disruptions such as wars (declared or undeclared), riots, revolutions, acts of terrorism, world disturbances, fires, floods, earthquakes, storms, sabotage, nuclear incidents, epidemics; (iv) strikes, labor disputes, labor difficulties or (v) any event not related to the performance of the Services which is beyond its reasonable control. The foregoing shall apply even though any of such causes exists at the time of this Agreement or occurs after a Party’s performance is delayed or otherwise hindered for other causes. In the event of any delay or failure excused by this Article 14 (Force Majeure), the Party whose performance is delayed shall as soon as practical (1) notify the other Party, (2) continue to perform the Services to the extent it is able to do so; (3) take all reasonable steps to minimize the impact of the event of force majeure on the ENEC including the impact of any delay and rectify any failure to perform and (4) specify the revised performance date. In the event of such delay, the time of performance shall be extended for a period equal to the time lost by reason of the delay. If the delay exists for more than ninety (90) calendar days and Thorium Power is the affected party, ENEC shall be entitled to terminate this Agreement for convenience in accordance with Section 3.3 (Termination for Convenience) provided that, for these purposes, the reference to "ninety (90) calendar days'" in Section 3.3 shall be consider to be a reference to "one (1) days'".

15	Insurance

Thorium Power shall, in respect of its liabilities under this Agreement, take out and maintain on and from the Effective Date until the date which is 12 months after the expiry or termination of this Agreement professional indemnity insurance with first class insurers of sound repute and financial standing, on an each and every claim basis, for an amount equal to US$5,000,000 per claim. Thorium Power shall ensure that ENEC is named as a co-insured on each policy of professional indemnity insurance referred to above and shall ensure that each such policy contains endorsements which ensure that: (a) ENEC's interest in any such policy shall not be terminated, vitiated, abrogated or otherwise adversely affected as a result of any action or inaction (including any non-disclosure) by any other insured; (b) ENEC is the loss payee in respect of any claims made by ENEC on such policies; and (c) there is a waiver of subrogation provision benefiting ENEC. Thorium Power will on each renewal or replacement of any policy referred to above provide evidence (in form and substance reasonably satisfactory to ENEC) of its compliance with this Article 15.

16	Licenses and Taxes

As part of the Services, Thorium Power shall (a) pay all taxes, duties and fees, and obtain all permits, licences and approvals associated with the Services. Any payment of taxes on income levied by the US or its political subdivisions or any other country shall not be part of the Services and ENEC shall not compensate Thorium Power for such costs. ENEC, as requested by Thorium Power, shall provide assistance and services as are described in ATTACHMENT B-- THORIUM POWER RESOURCES with respect to such licenses and authorizations. The Parties shall assist each other in every manner reasonably possible in securing such authorizations and tax exemptions as may be required.

17	Quality Assurance Procedures

Thorium Power shall establish and implement written procedures (“Quality Assurance Procedures”) covering the delivery of the Services that meets IAEA standards and is suitable for the work with ENEC. The Quality Assurance Procedures shall be made available for review and approval by ENEC. Thorium Power shall amend the Quality Assurance Procedures in order to obtain ENEC's approval. Review and approval by ENEC of Thorium Power’s Quality Assurance Procedures shall not relieve Thorium Power of its responsibility to perform all Services in accordance with the Quality Assurance Procedures and the other provisions of this Agreement.

17.1	Subcontractor Quality Assurance Procedures

In accordance with Thorium Power’s Quality Assurance Procedures, Thorium Power shall require its Subcontractors to establish, implement and maintain appropriate quality assurance procedures which shall meet the requirements of Thorium Power’s Quality Assurance Procedures.

17.2	Non-conformances

Thorium Power shall provide ENEC with an opportunity to audit any reports of a non-conformance under the Quality Assurance Procedures or any Subcontractor’s quality assurance procedures, or any non-conformance of a Service.

17.3	Adequacy of Methods and Equipment

If at any time ENEC determines that Thorium Power's or a subcontractor’s methods, performance or any other aspect or element of the Services are inadequate for ensuring the requisite quality, ENEC may order Thorium Power to improve its performance and/or change its procedures or staff, and Thorium Power shall take all actions necessary so as to ensure the quality of the Services and compliance with the requirements of this Agreement.

18	Labor and Immigration Laws

Thorium Power shall comply with the applicable labor and immigration laws that may impact the Services under this Agreement. Thorium Power shall perform employment eligibility and verification checks and maintain employment records, as required by applicable laws.

19	Training of Employees

Thorium Power and Subcontractor personnel shall be trained on environmental and occupational safety and health, as well as nuclear safety requirements before they are assigned to the Thorium Power team for duties that require knowledge regarding such matters.

No person that is employed or engaged by Thorium Power or its Subcontractors shall be physically and/or mentally unfit for the performance of the Services.

20	Safety Culture

The International Atomic Energy Agency’s (IAEA) International Nuclear Safety Advisory Group’s (INSAG) INSAG-4 publication, defines safety culture as “that assembly of characteristics and attitudes in organizations and individuals which establishes that, as an overriding priority, nuclear plant safety issues receive the attention warranted by their significance. Thorium Power shall conform to all IAEA standards in establishing a safety culture. As part of that culture, Thorium Power shall comply with all applicable Abu Dhabi and UAE laws and regulations which prohibit Discrimination against workers for engaging in certain Protected Activities. “Discrimination” includes discharge or any other adverse actions that relate to compensation, terms, conditions, and privileges of employment. The term “Protected Activities” includes, among other things, workers raising nuclear safety or quality control complaints either internally to their employer or to a regulatory agency. Thorium Power shall fully investigate, and ensure that its Subcontractors investigate, any allegation of Discrimination for engaging in Protected Activities with respect to Work under this Agreement.

Within two (2) business days after the receipt by Thorium Power or any of its Subcontractors of (i) an allegation associated with Services under this Agreement by a worker or former worker of Thorium Power or any of its Subcontractors of Discrimination because of engagement in Protected Activities or (ii) notice of the filing of a complaint to any competent authority by any such worker or former worker, Thorium Power shall cooperate fully with any investigation of any such allegations.

Thorium Power shall ensure that no agreement affecting the compensation, terms, conditions and privileges of employment, including, but not limited to, any agreement to settle a complaint filed by a worker or former worker of Thorium Power or a Subcontractor under applicable law shall contain any provision which prohibit, restrict, or otherwise discourages a worker or former worker from participating in any Protected Activity, including, but not limited to, providing information to ENEC or any other competent regulatory authority.

Thorium Power shall ensure that its employees understand that they can raise safety related concerns and directly contact the competent regulatory agencies without fear of employer reprisals or job related discrimination.

21	Code of Ethics

Thorium Power shall maintain and comply with a “Code of Ethics.” Subcontractors shall comply with a code of ethics that is consistent with Thorium Power’s Code of Ethics. ENEC shall have the right to review Thorium Power’s Code of Ethics and be informed of any change in the code be such change comes into force.

22	Safeguards Information

Thorium Power and its Subcontractors may have access to “Safeguards Information” provided by the International Atomic Energy Agency (IAEA), the UAE, foreign governments, or industry participants during performance of the Services. Safeguards Information is information not otherwise classified or restricted that identifies (1) security measures for the physical protection of special nuclear material or (2) security measures for the physical protection and location of certain plant equipment vital to the safety of nuclear production or utilization facilities. Without prejudice and in addition to Article 4, Thorium Power agrees that Safeguards Information shall be handled and protected from unauthorized disclosure in accordance with the requirements of the applicable Abu Dhabi and UAE authorities.

23	Nuclear Liability Protection

Thorium Power shall not be the owner or operator of any nuclear facility in the UAE. The Services provided by Thorium Power shall be advisory. Thorium Power shall not be required to supply any services that could result in a claim for nuclear damages against either Party and that the public is properly protected, the Parties shall take the following actions.

24	Miscellaneous

24.1	Assignment

The Parties recognize that, for the reasons stated in the Recitals above, this Agreement is personal as to the Parties. Therefore, a Party may not assign or transfer this Agreement or any of its rights or obligations created hereunder, by operation of law or otherwise, without the prior written consent of the other Party. Provided however, ENEC may transfer all or any rights and/or obligations in this agreement to any governmental entity (including without limitation any regulator whether or not indepemdent) of the UAE or any Emirate of the UAE or any entity which is owned or controlled by one or more such governmental entities and Thorium Power with the prior written consent of ENEC (such consent not to be unreasonably withheld or delayed) may assign its rights in this Agreement to a person who is and at all times remains a Controlled Affiliate. A Controlled Affiliate is an entity that is controlled by, that controls or is under common control with, Thorium Power; and, for this purpose, “control” with respect to any entity shall mean the ability to effectively control, directly, the operations and business decisions of such Person by the voting of shares or other securities

24.2	No Third Party Beneficiaries

This Agreement is solely for the benefit of, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any third party any right, claim, cause of action or other interest herein.

24.3	Survival

The provisions of Article 4 (Confidentiality), Article 5 (Intellectual Property), Article 6 (Limited Warranty and Disclaimer), Article 7 (Disclaimers and Limitations of Liability), Article 8 (Indemnification), Article 10 (Compliance with Laws), Article 12 (Choice of Law and Dispute Resolution), Article 15 (Insurance) and Article 23 (Nuclear Liability Protection shall remain in full force and effect notwithstanding the termination or expiry of this Agreement.

24.4	Headings

The headings used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

24.5	Amendments or Modifications

This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by the Party or Parties to be bound.

24.6	Reproduction of Documents

This Agreement and all documents relating hereto, including, but not limited to, (i) consents, waivers, amendments and modifications which may hereafter be executed and (ii) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The Parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a Party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

24.7	Severability

Any provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction. If an arbitral panel or a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the Parties shall request that such arbitral panel or court reduce the scope, duration, or area of the provision, delete specific words or phrases from the provision, or replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the Parties, and this Agreement shall be enforceable as so modified in the jurisdiction in which the provision was declared invalid or unenforceable.

24.8	Contract Construction

For purposes of contract construction, or otherwise, this Agreement is the product of negotiation and neither Party to it shall be deemed to be the drafter of this Agreement or any part thereof.

24.9	Entire Agreement

Except as otherwise expressly set forth in this Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the Parties, written or oral, which may have related to the subject matter hereof in any way.

24.10	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be an original as against any Party whose signature appears thereon, but all of which together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the Effective Date by their duly authorized representatives:

THORIUM POWER, LTD.		EMIRATES NUCLEAR ENERGY CORPORATION

By:	/s/ Seth Grae	By:	/s/ Khaldoon Al Mubarak

Name:	Seth Grae	Name:	Khaldoon Al Mubarak

Title:	President and CEO	Title:	Chairman, Executive Affairs Authority

ATTACHMENT A - STATEMENT OF WORK

From 23 June through 31 December 2008, Thorium Power will provide the following Services:

1.	Design and Launch of ENEC Organization:

•	Provide direction on ENEC organizational structure, position definitions and operating procedures, utilizing international industry best practices.
•	Act as surrogate for key nuclear-related management positions (pending permanent hires) to quickly establish operational policies and initiate productive work.
•	Act as mentor: transfer industry knowledge from the Thorium Power team to personnel in the permanent ENEC organization and provide operational support to assure successful transition.
•	Support recruiting strategy and execution for nuclear-specific permanent positions in ENEC and help establish network of nuclear recruiting sources for the new HR functions.

2.	Development and Execution of ENEC’s Nuclear Program Plans:

•	Provide strategic advice to ENEC organization and department heads on nuclear matters.
•	Provide project management expertise to enable meeting key UAE nuclear program objectives.
•	Execute, under direction of incoming ENEC department heads, nuclear-related projects across the new organizations.

Thorium Power will propose and the Parties will agree on more detailed work plans for Q3 and Q4 of 2008 outlining specific ENEC objectives and Thorium Power’s corresponding role and deliverables.

In providing Services herein, Thorium Power shall operate at all times under the direction of ENEC; however, Thorium Power will also comply with reasonable requests of other competent governmental organizations that are (i) consistent with this Agreement and (ii) in accordance with directions or instructions received from ENEC.

ATTACHMENT B - THORIUM POWER RESOURCES

For the period from 23 June through 31 December 2008, Thorium Power will provide a project team organized into three functional teams, corresponding to the main work-streams to build the new ENEC organization and execute key program activities:

1.	Nuclear Program Development and Management
•	Supporting ENEC senior management and support departments.

2.	Contracting & Project Execution
•	Supporting ENEC Project Execution department, including procurement and contracting activities for key vendors to the UAE nuclear energy program.

3.	Nuclear Expertise & Infrastructure Development
•	Supporting nuclear industry expertise departments including e.g., site selection and fuel cycle development.

The Thorium Power team will be managed as follows:

•
Thorium Power will form and manage the functional teams consisting of qualified and experienced personnel with appropriate expertise including nuclear reactor deployment, project management, contracting & procurement, nuclear international relations, nuclear technology and nuclear industry recruiting.

•
Each functional team will have a project leader who will interface with the corresponding ENEC department heads. Thorium Power will designate such project leaders in consultation with ENEC. The leader of the functional team Nuclear Program Development and Management will act as head of the Thorium Power team and will interface with the ENEC General Manager.

Thorium Power shall provide ENEC with descriptions of the team members, their background and their roles, and shall keep ENEC reasonably informed of changes.

While taking into account the need to keep ENEC adequately informed of its activities, Thorium Power shall determine the composition of its project team, which may vary over time. Except as otherwise provided in this Agreement, Thorium Power shall furnish all supervision, labor, equipment, and materials, and shall obtain all licenses and permits required for the performance of the Services. Thorium Power shall also be solely responsible for the selection of the means, methods, and procedures of performing the Services.

ATTACHMENT C – ENEC SUPPORT

For the period from 23 June through 31 December 2008, until permanent staff has been hired into the various ENEC departments, ENEC will provide:

•
Temporary interfaces for Thorium Power’s project leaders in order to adequately review and approve work product, and make decisions related to the Services, as outlined in ATTACHMENT A-- STATEMENT OF WORK

•	Working resources available to be embedded into Thorium Power’s functional teams

•	Facilitate Thorium Power’s interactions with UAE government authorities

ATTACHMENT D – COMPENSATION

1.	Professional Fees

For the period from 23 June through 31 December 2008, ENEC shall pay Thorium Power an amount of Professional Fees (“2008 Q3/Q4 ENEC Project Professional Fees”) for the Services outlined in ATTACHMENT A-- STATEMENT OF WORK equal to USD 8,868,000 (eight million eight hundred sixty eight thousand U.S. dollars). ENEC shall make a pre-payment to Thorium Power equal to the 2008 Q3/Q4 ENEC Project Professional Fees within 10 (ten) business days of the Effective Date of this Agreement.

Thorium Power shall invoice ENEC monthly for Professional Fees. The invoice shall include a description of the resources agreed between the Parties for the corresponding period, a summary of work performed and the corresponding amounts. If ENEC and Thorium Power agree to reduce or increase the staff provided by Thorium Power (in accordance with Article 2 (Staff Management), the amount of this monthly compensation will be reduced or increased to reflect the then current cost of the staff, adjusted according to the previously agreed rates by the Parties for corresponding levels of staff. If the cumulative invoiced amounts are less than the 2008 Q3/Q4 ENEC Project Professional Fees, invoiced amounts shall be credited against the 2008 Q3/Q4 ENEC Project Professional Fees pre-paid by ENEC until the 2008 Q3/Q4 ENEC Project Professional Fees are reached with no further payment obligation by ENEC. When the cumulative invoiced amounts exceed the 2008 Q3/Q4 ENEC Project Professional Fees, payment shall be handled in accordance with Section 3 of this ATTACHMENT D-COMPENSATION..

2.	Expenses

ENEC shall reimburse Thorium Power for reasonable out of pocket expenses properly incurred by Thorium Power or its agents or subcontractors and directly attributable to the provision of the Services provided hereunder, including, without limitation, travel, subsistence and other expenses directly attributable to the provision of Services, provided however that such expenses shall not exceed twenty percent (20%) of the Professional Fees earned by Thorium Power on a rolling, cumulative basis without the prior written approval of ENEC. For the avoidance of doubt, expenses shall not include general overhead of Thorium Power or any professional fees paid to agents or subcontractors of Thorium Power. The expenses shall be billed to ENEC at cost without any administrative charge. Business-class travel shall be authorized for international travel.

For avoidance of doubt, Thorium Power shall, unless explicitly agreed by the Parties, not be responsible for costs related to ENEC staff or ENEC’s subcontractors, including corresponding recruiting expenses (including recruiting costs paid to search firms). Moreover, it is assumed that Thorium Power staff will work out of out of office space provided or paid by ENEC when in the UAE.

3.	Invoices

Except as stated in Section 1 of this ATTACHMENT D– COMPENSATION, ENEC will pay invoices for Professional Fees and Expenses under this Agreement within thirty (30) calendar days of receipt of an invoice. Invoices shall be

All payments due to Thorium Power hereunder shall be made in U.S. dollars by wire transfer of immediately available funds to the following account:

Beneficiary Name: Thorium Power, Ltd.
Bank Name: Bank of America
State in which bank account was opened: Virginia
Bank’s SWIFT Code: BOFAUS3N
Beneficiary’s Account #: 004131870642

4.	Offsets

ENEC may offset invoice payments to reflect amounts owing from Thorium Power pursuant to this Agreement.

5.	Taxes

Thorium Power shall follow the direction ENEC concerning the payment of taxes in the UAE. The Professional Fees and Expenses to be paid by ENEC to Thorium Power as stated in this ATTACHMENT D– COMPENSATION shall include compensation for all taxes, other than income taxes paid in the United States, that are borne by Thorium Power as a result of its performance hereunder including, without limitation, sales, use, and value-added taxes. State and local sales and use taxes shall be stated separately and shown on all invoices as a separate line item. Upon request of ENEC, Thorium Power shall promptly provide to ENEC evidence of payment of all state and local sales, use, and value-added taxes.

6.	Record Keeping

Thorium Power shall keep accurate and complete accounting records in support of reimbursable Expenses payable by ENEC in accordance with generally accepted accounting principles governing Thorium Power’s operations.